Exhibit 10.1

SEVERANCE AGREEMENT

This Agreement (the “Agreement”) is made and entered into by and between GROWLIFE, INC. (the “Company”), a corporation duly organized under the laws of the State of Delaware, with offices at 20301 Ventura Boulevard, Suite 126, Woodland Hills, CA 91364, and JOHN GENESI (“Employee”).  Company and Employee shall be individually referred to herein as “Party” and collectively as “Parties.”

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WHEREAS, Employee has been employed as Chief Financial Officer of the Company since on or about July 22, 2013 (“Date of Hire”).

WHEREAS, the Parties entered into an Executive Employment Agreement dated November 3, 2013.

WHEREAS, Employee and the Company desire to settle fully and financially any and all outstanding compensation owed to Employee.

NOW, THEREFORE, for the valuable consideration described herein, the adequacy of which is hereby expressly acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.         Termination of Employment.  Employee’s employment with the Company is terminated effective at the end of regular business hours on July 15, 2014 (the “Termination Date”).

2.         Consideration.  The Company, for full payment of all compensatory obligations owed to Employee as set forth in this Agreement, shall compensate the Employee pursuant to the following terms below:

a.         Immediately upon execution of this agreement, John Genesi will be granted 6,000,000 shares of 144 restricted common stock of the Company. This provision expressly supersedes any and all past provisions to the contrary.

b.         Employee shall receive a cash severance of the value equivalent to six (6) months of Employee’s compensation payable monthly on the following dates:

1.         1st payment of $8,333.33 – due on July 30, 2014

2.         2nd payment of $8,333.33 – due on August 30, 2014

3.         3rd payment of $8,333.33 – due on September 30, 2014

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4.         4th payment of $8,333.33 – due on October 30, 2014

5.         5th payment of $8,333.33 - due on November 30, 2014

6.         6th and final payment of $8,333.33 – due on December 30, 2014

c.         Employee’s current health insurance benefits shall continue unchanged or uninterrupted for an additional six (6) months from the Termination Date to be paid by the Company.

3.         Remedies Upon Default; Cure Period.

a.         The Company’s failure to timely make any payments set forth in Section 2.b. above constitutes an Event of Default.  Upon notice in writing received by Company from Employee of an Event of Default, and a failure to cure said default as set forth in Section 3.b. below, the outstanding balance of payments set forth in Section 2.b. will accelerate and become due and payable in full at the Mandatory Default Amount.  The “Mandatory Default Amount” is equal to one hundred fifteen percent (115%) of the outstanding balance of payments set forth in Section 2.b. above.

b.         Upon receiving a written notice of the occurrence of an Event of Default, the Company shall have a grace period of five (5) Business Days to cure such Event of Default.

4.         Release.

a.         Employee does hereby expressly and irrevocably release and forever discharge Employer and all of its divisions, parents, subsidiaries, affiliates, related entities, successors, assigns, officers, directors, partners, employees, agents, attorneys and representatives (collectively “Employer’s Agents”) from any and all claims, including but not limited to tort claims, bad faith claims, contract claims, wage claims, claims for attorney fees, demands, liabilities, debts, accounts, obligations, damages, compensatory damages, punitive damages, penalties, liquidated damages, costs, expenses, actions and causes of action, which Employee has or claims to have at law or in equity, either known or unknown, arising out of or in connection with any contract, transaction, act, cause, matter, event, action or thing existing at the time of the execution hereof (collectively “Claims”).

b.         The Claims which Employee is releasing and discharging under this Agreement include, but are not limited to, any Claims arising out of or in connection with: Employee’s employment relationship with Employer and/or the termination of that relationship (including but not limited to any Claims for wrongful discharge or breach of the covenant of good faith and fair dealing), any and all federal and state civil rights laws,

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ordinances, regulations or orders, based on charges of discrimination on account of race, color, religion, sex, sexual orientation, age, citizenship, national origin, physical handicap, mental or physical disability, medical condition, genetic characteristics, marital status, pregnancy, veteran status or any other discrimination prohibited by such laws, ordinances, regulations or orders (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; California Fair Employment and Housing Act, and the California Government Code Section 12940, et seq.).  The Claims which Employee is releasing and discharging under this Agreement shall not include matters which by law cannot be released, including claims for unemployment compensation benefits, workers compensation benefits, health insurance benefits under COBRA, claims regarding vested retirement plan benefits under ERISA, or indemnification pursuant to Labor Code section 2802.

c.         In consideration of the benefits provided for pursuant to Paragraph 2 of this Agreement, Employee hereby releases and discharges any and all claims based upon federal civil rights laws, ordinances, regulations or orders relating to discrimination on account of age (including but not limited to the Age Discrimination in Employment Act, as amended 29 USC Section 621, et seq.).

d.         It is understood and agreed that all rights under California Civil Code Section 1542 are hereby expressly waived by Employee.  Said Section provides as follows:

1542.  (Certain claims not affected by general release).  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.         Ongoing Availability.  Employee acknowledges and agrees to be available as needed by the Company via telephone through August 15, 2014, to allow for a smooth transition from the Company.

6.         Acknowledgment of Payment in Full and Cancellation of Stock Options.  The Employee acknowledges the consideration paid to Employee in this Agreement constitutes payment in full of all compensatory obligations the Company owes to Employee prior to the Termination Date whether such obligations were verbal or in writing.  In addition, Employee formally agrees and acknowledges that his 10,000,000 stock options whether vested or unvested are formally cancelled by the Company in full as well as any promises, binding or otherwise, to an additional 2,500,000 stock grant to Employee. Employee expressly acknowledges and agrees that all compensatory obligations the Company owes or may owe Employee, including said compensation, is no longer owed by the Company and Employee expressly surrenders such rights.

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7.         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the settlement and compromise of the matters set forth herein.  All prior and contemporaneous conversations, negotiations, possible and/or alleged agreements, representations, covenants and warranties between the parties hereto are merged herein.  This Agreement may be changed only with the mutual written consent of all Parties.

8.         No Admission.  Nothing in this Agreement is to be construed as an admission of wrongdoing or liability by any Party hereto, as such wrongdoing or liability is expressly denied, and no finding thereof has been made by any arbitrator, court or other tribunal. There are no allegations on the part of either Party of any wrongdoing or liability attributed to the actions or inactions of the other Party.

9.         Acknowledgement of Understanding and Legal Representation.  Each Party hereto acknowledges that he or it has been represented by competent legal counsel of his or its own choosing, in connection with the negotiation, drafting, and execution of this Agreement.  Accordingly, the language used in this Agreement will be deemed to be language chosen by all Parties hereto to express their mutual intent, and no rule of strict construction against any Party hereto will apply to any term or condition of this Agreement.  Each Party represents and warrants that he or it has read and fully understands and agrees to all provisions contained herein, and that he or it has entered into this Agreement voluntarily as his or its free act and deed.  Each of the undersigned Parties and their counsel has each reviewed this Agreement, and the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of the Agreement.  Each Party further represents and warrants that his or its claims which are the subject of this Agreement have not been alienated or assigned to any person or entity not a Party to this Agreement and are not now nor ever have been at issue in any bankruptcy proceedings.

10.       Review and Revocability.  Employee acknowledges that he has up to 21 days to review this Agreement before signing it, although he may voluntarily sign it earlier. After signing this Agreement, Employee shall have up to seven days to revoke this Agreement.  If this Agreement is revoked, Employee shall return any and all severance payments to Company.  In the event that Employee signs this Agreement but later makes a claim against Company, then Company shall have the right to recoup any and all severance payments.

11.       Company Equipment, Files, and Information.  Employee agrees to return all Company owned equipment, materials, confidential information, and any other property on or before the Termination Date. Employee also agrees that he will continue to abide by any and all confidentiality obligations set out in his employment agreement, if any, such that those obligations shall survive both the termination of his employment and the execution of this Agreement.

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12.       Future Conduct.  Employee hereby agrees not to make disparaging, critical, or otherwise detrimental comments to any person or entity concerning Company, its officers, directors or employees; the products, services or programs provided or to be provided by Company; the business affairs, operation, management, or financial condition of Company; or the circumstances surrounding his employment and/or separation of employment from Company.  Company agrees not to make disparaging, critical, or otherwise detrimental comments to any person or entity concerning Employee.

13.       Costs.  Unless expressly set forth herein, the Parties agree that each Party will bear its own costs and attorneys’ fees with respect to this matter, including the costs and fees associated with the preparation and execution of this Agreement.

14.       Severance.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability only, without invalidating the remaining provisions hereof.

15.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be one and the same instrument.

16.       Dispute Resolution.  In the event of a dispute related to or arising from the terms of this Agreement, such dispute: (i) shall be resolved before the American Arbitration Association in Los Angeles County, California; (ii) the prevailing Party shall be entitled to all attorneys’ fees and costs and (iii) the Parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to choice of law principles.

17.       Signatures.  Each Party represents and warrants that the person signing this Agreement on its behalf is fully authorized and empowered to do so.  Signatures provided by facsimile shall be deemed original signatures and shall be binding signatures in all respects.

18.       EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY, AND HAS DONE SO; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH THE ADVICE OF EMPLOYEE’S ATTORNEY.

[Signatures on following page]

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PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

COMPANY GROWLIFE, INC., a Delaware corporation	EMPLOYEE JOHN GENESI
By /s/ Marco Hegyi	By /s/ John Genesi
Marco Hegyi Print Name	John Genesi Print Name
Its President Title
Date: July 15, 2014	Date: July 15, 2014

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